Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-122908) on Form S-8 of Dolby Laboratories, Inc. of our reports dated December 12, 2006, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 29, 2006, and September 30, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 29, 2006, and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 29, 2006, and the effectiveness of internal control over financial reporting as of September 29, 2006, which reports appear in the annual report on Form 10-K for the fiscal year ended September 29, 2006 of Dolby Laboratories, Inc.

/s/ KPMG LLP

San Francisco, California

December 12, 2006